ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of October 1, 2013, by and between each entity listed on Annex I attached hereto (each a “Fund” or collectively the “Funds”), and BNY MELLON INVESTMENT SERVICING (US) INC., a corporation organized under the laws of the State of Massachusetts (“BNYM”).

W I T N E S S E T H:

WHEREAS, each Fund, unless otherwise noted, is registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNYM to provide the various services described herein and BNYM is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Agreement” shall mean this Administrative Services Agreement.

“Authorized Person” shall mean each person, whether or not an officer or employee of a Fund, duly authorized by the Board to give Instructions on behalf of such Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only by a document substantially in the form of Exhibit A actually received and acknowledged by BNYM.

“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of managers, board of trustees or other governing body, as applicable.

“Confidential Information” shall have the meaning given in Section 6(o) of this Agreement.

“Instructions” shall mean written communications actually received by BNYM by S.W.I.F.T., tested telex, letter, email, facsimile transmission, or other method or system specified by BNYM as available for use in connection with the services hereunder, whether from a Shareholder or an Authorized Person of a Fund.

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“Investment Advisor” shall mean the entity identified by the Funds to BNYM as the entity having investment responsibility with respect to the Funds.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ confidential offering memorandum, subscription documents or similar materials with respect to its offering of the Shares.

“Organizational Documents” shall mean a Fund’s certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or similar documents of formation or organization, as applicable.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule II hereto, and if none are listed references to Series shall be references to the Fund.

“Shareholders” shall mean the beneficial owners of Shares of the Fund.

“Shares” shall mean the record and beneficial ownership interests of the Funds offered to Shareholders.

“Sponsor” shall mean the entity identified as such in the Offering Materials.

2.	Appointment.

Each Fund hereby appoints BNYM for the term of this Agreement to perform the services described herein. BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

Each Fund hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing during the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

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(b) This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting such enforcement, and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

(c) The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification, and the Fund and its Investment Advisor are knowledgeable about securities and/or commodities trading, as applicable, and aware of the risk of substantial loss in such trading;

(d) It is conducting its business in compliance in all material respects with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

(e) Each person named on Exhibit A hereto is duly authorized by such Fund to be an Authorized Person hereunder.

(f) With respect to the valuation of securities or the computation of net asset value, to the extent the performance of any services described in Schedule I attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNYM, instruct BNYM in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

(g) Each Fund shall promptly notify BNYM in writing if any of the foregoing representations and warranties are no longer true in any material respects.

4.	Delivery of Documents.

(a) Each Fund will promptly deliver to BNYM true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

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(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the SEC relating to the Shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Fund’s Prospectus, Statement of Additional Information, or other risk disclosure document pertaining to each Series (collectively, the “Prospectus”).

(b) BNYM hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by it in accordance with all requisite action and constitutes a valid and legally binding obligation of BNYM, enforceable in accordance with its terms;

(iii) It is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification; and

(iv) It is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of any contract binding on it or affecting its property would prohibit its execution or performance of this Agreement.

(c) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM. Each copy of the Bylaws and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

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(d) It shall be the sole responsibility of each Fund to deliver to BNYM its currently effective Prospectus and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNYM. BNYM shall not be deemed to have notice of any information (other than information supplied by BNYM) contained in such documents or materials until they are actually received by BNYM.

5.	Certain Duties of the Funds.

(a) The Funds shall be solely responsible for accurately and timely supplying BNYM with complete financial and other information relating to the Funds in order for BNYM to provide the services set forth on Schedule I.

(b) Each Fund acknowledges that BNYM is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c) Each Fund acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations (“IRC and Regulations”). Each Fund agrees that it or its designated agents are, and will continue to be, responsible for compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement or explicitly included in Schedule I, BNYM and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(d) The Funds, and not BNYM, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(e) Each Fund shall use its best efforts to cause its Authorized Persons, Investment Advisor, Sponsor, distributor, internal legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than BNYM) to cooperate with BNYM and to provide BNYM, upon reasonable request and subject to confidentiality obligations, with such information and documents relating to such Fund as is within the possession of such persons and is reasonably required, in order to enable BNYM to perform its duties hereunder. In connection with its duties hereunder, BNYM shall be entitled to rely, and shall be held harmless by the Funds when acting in good faith in reliance upon, such information or documents provided to BNYM by any of the aforementioned persons for a specified purpose and used by BNYM for such purpose. BNYM shall not be liable for any loss, damage or expense to the extent that such loss, damage or expense results from or arises out of the failure of the Funds to cause any information or documents to be provided to BNYM as provided herein. All fees or costs charged by such persons shall be borne by the Funds.

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(f) The Funds shall promptly notify BNYM in writing of any and all legal proceedings or securities investigations (other than routine regulatory examinations or audits) filed or commenced against any Fund, the Investment Advisor, the Sponsor or the Board which are material to this Agreement.

6.	Duties and Obligations of BNYM.

(a) Subject to the direction and control of the Funds and the terms and conditions of this Agreement, including Schedule I, BNYM shall provide to the Funds the services set forth in Schedule I.

(b) Except to the extent otherwise indicated on Schedule I, BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Funds, distribution of Shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors.

(c) Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of any Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between any Fund and BNYM.

(d) Upon receipt of the Funds’ prior written consent (which shall not be unreasonably withheld), BNYM may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, the Funds’ consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM shall provide thirty (30) days’ written notice to the Funds prior to any such delegation. BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM shall have selected such delegee or agent with reasonable care and without bad faith, negligence or willful misconduct; provided, further, that BNYM shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate. Notwithstanding the foregoing or anything to the contrary in this Agreement, BNYM may subcontract with, hire, engage or otherwise outsource to any BNYM Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement (“Outsourcing”) but any such Outsourcing by BNYM shall not relieve BNYM of any of its obligations hereunder and BNYM shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. For the avoidance of doubt, such Outsourcing by BNYM to a BNYM Affiliate shall not be considered a delegation under this Agreement.

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(e) BNYM shall, as agent for each Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I, and such other books and records as BNYM or the Funds are required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. Such books and records shall be prepared and maintained as required by the 1940 Act. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Funds or the Investment Advisor during BNYM’s normal business hours and electronic access to such books, accounts and other documents which are made available by BNYM to the Funds in accordance with Appendix I hereto. To the extent permitted by and in compliance with applicable requirements of any laws, rules and regulations applicable to the Funds, or BNYM, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. Except as otherwise authorized by the Funds or their agents, all such records shall be preserved by BNYM for a period of at least six (6) years (or longer period of time as may be required by applicable law), unless delivered to a duly appointed successor or to the Funds. In the event a Fund utilizes the BNYM Anti-Money Laundering services described herein, BNYM will maintain records relating to this service as follows: (i) the shorter of (a) at least six (6) years from the date the Shareholder liquidates its investment in the Fund, or (b) such time as the Fund engages a successor administrator in lieu of BNYM with a corresponding transfer of such records by BNYM; or (ii) in the case of a liquidation of the Fund, the shorter of (a) for at least five (5) years from the date a Fund liquidates or (b) until such records are transferred by BNYM to the Funds’ appointed liquidator or another designated Fund agent; provided, however, that such records will be maintained for any period required by applicable law unless transferred as provided in (i)(b) or (ii)(b) above.

(f) All records maintained and preserved by BNYM pursuant to this Agreement shall be and remain the property of the Funds and shall be surrendered to the Funds promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Funds, BNYM shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Funds shall reimburse BNYM for its reasonable expenses incurred in providing such records.

(g) The Funds shall furnish BNYM with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Funds’ liabilities and expenses. BNYM shall not be required to include as the Funds’ liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Funds shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. BNYM shall endeavor to determine the value of securities owned by the Funds in the manner described in the Offering Materials. At any time and from time to time, the Funds may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM with bid, offer, or market values of securities and instruct BNYM to use such information in its calculations

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hereunder. BNYM shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.

(h) In the event BNYM’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its commercially reasonable judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNYM shall not be required to inquire into any valuation of securities or other assets by the Funds or any third party described above, even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Funds is or will be actually paid, but will accrue such interest until otherwise instructed by the Funds.

(i) The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Funds. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Funds’ then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Funds shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM, which approval shall not be unreasonably withheld, instruct BNYM in writing as to the appropriate valuation methodology to be employed by BNYM to compute Net Assets in a manner that the Funds then represent in writing to be consistent with all applicable laws and regulations. The Funds may also from time to time, subject to the prior approval of BNYM, which approval shall not be unreasonably withheld, instruct BNYM in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement. By giving such instruction, the Funds shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(j) BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully in good faith on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Funds and, in the absence of bad faith by BNYM, shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

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(k) BNYM may apply to an Authorized Person of the Funds for Instructions with respect to any matter arising in connection with BNYM’s performance hereunder, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken; provided, however, that the time period between such application and the specified date shall provide the Authorized Person with a commercially reasonable time to respond to the application. BNYM shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(l) If BNYM is in doubt as to any action it should or should not take, it may request Instructions from the Funds. If it is reasonably in doubt as to any question of law, BNYM may consult with counsel to the Funds or its own counsel, at its own expense. In the event of a conflict between the Instructions received from a Fund and the advice of counsel, BNYM shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel. Before relying on advice of counsel that conflicts with Instructions received from a Fund, BNYM shall inform the Fund of such conflict.

(m) BNYM represents to the Funds, as of the date of this Agreement, that it maintains anti-money laundering policies and procedures including those to maintain, assess and test anti-money laundering compliance systems and controls and reporting suspicious activity in compliance with applicable anti-money laundering legislation and regulations, including the U.S. Bank Secrecy Act and the USA PATRIOT Act and regulations issued by the U.S. Treasury Office of Foreign Assets Control, as amended from time to time. BNYM shall provide, including on an as instructed basis, the “BNYM Anti-Money Laundering Services” described in Schedule I, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i) BNYM does not warrant that (x) its performance of the BNYM Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will fully satisfy any legal obligations of a Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. BNYM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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(ii) The Funds or their agent shall provide each subscription agreement to BNYM a reasonable time before formally accepting any initial payment from a Shareholder into an operating account of which a Fund is the beneficial owner, and shall not accept any such payment into such account unless and until BNY shall have completed the BNYM Anti-Money Laundering Services with respect to such Shareholder. BNYM may assume the authenticity and accuracy of any document provided by a Shareholder without verification unless in the sole discretion of BNYM the same on its face appears not to be genuine. In the event of delay or failure by the Shareholder to produce any information required by the subscription agreement or by BNYM in providing the BNYM Anti-Money Laundering Services, BNYM may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption until proper information has been provided. The Investment Advisor shall instruct BNYM not to accept any payment on behalf of the Funds from a Shareholder or pay on behalf of the Funds any redemption or repurchase proceeds to a Shareholder if the Investment Advisor determines that such acceptance or payment would violate any anti-money laundering laws applicable to the Funds. In the event any initial payment from a Shareholder is sent to an account other than an account of the Funds maintained at a BNYM Affiliate, (A) the Funds shall promptly notify BNYM of the receipt of such payment, (B) the Funds shall not invest such payment until BNYM has completed the BNYM Anti-Money Laundering Services with respect to such Shareholder, and (C) the Funds shall indemnify and hold BNYM harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM’s completion of the BNYM Anti-Money Laundering Services and acceptance of the subscription therefor.

(iii) BNYM shall provide prompt notice to the Funds of any potential Shareholder with respect to whom BNYM has anti-money laundering concerns based on the performance of the BNYM Anti-Money Laundering Services.

(iv) BNYM is providing the BNYM Anti-Money Laundering Services based on the representation and warranty of the Funds, which shall be deemed continued and repeated on each day on which BNYM provides such services, that the Funds have made the independent determination that the BNYM Anti-Money Laundering Services together with the activities of the Funds satisfy all the requirements of the laws with respect to money laundering applicable to the Funds.

(v) Upon request, BNYM shall provide to the Board a written summary of BNYM’s anti-money laundering compliance procedures applicable to its performance of the BNYM Anti-Money Laundering Services. BNYM shall notify the Funds of any material changes to its AML policies, procedures and controls that may affect its performance of the BNYM Anti-Money Laundering Services as soon as reasonably practicable under the circumstances.

(vi) In the event of any failure by BNYM to provide any of the BNYM Anti-Money Laundering Services in accordance with its standard of care and not otherwise, BNYM’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the affected Fund as a direct result of such failure and (y) the amount paid by the Funds to BNYM under this Agreement during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred. Any action brought against BNYM for claims hereunder must be brought within one year following the date on which the affected Fund becomes aware or should have become aware of such failure.

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(n) BNYM shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I or as otherwise required of BNYM by laws or regulations applicable to BNYM, and no covenant or obligation shall be implied against BNYM in connection with this Agreement; provided that the scope of services provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Funds, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(o) BNYM agrees to treat as confidential information all accounting and Shareholder information and other business records of the Funds, including any information relating to any Fund investment, disclosed or made available to BNYM in connection with its provision of services pursuant to the terms of this Agreement (all such information, the “Confidential Information”) and BNYM shall not disclose the Confidential Information to any other person, except as necessary in connection with its provision of services hereunder to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Fund (including, without limitation, information provided by BNYM in connection with an independent third party compliance or other review), (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. To the extent legally permissible, BNYM shall notify a Fund of its intent to supply Confidential Information as the result of a request that related specifically or directly to the Fund. BNYM shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by a Fund or any Shareholder, or (iii) is otherwise obtained from third parties not known by BNYM to be bound by a duty of confidentiality.

(p) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, solely in connection with the

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Centralized Functions, (i) each Fund consents to the disclosure of, and authorizes BNYM-AIS to disclose, information regarding the Funds and their accounts (“Fund-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNYM may store the names and business addresses of Fund employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Fund-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Fund-Related Data with the Funds. Each Fund is authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, BNYM may disclose Fund-Related Data as required by law or at the request of any governmental or regulatory authority.

(q) BNYM will take reasonable precautions, as required by applicable law, to ensure the security of Shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Shareholder or Fund (“Incident”) and will maintain reasonable procedures to detect and respond to Incidents or any other internal or external security breaches. BNYM will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

(r) BNYM has procedures designed to provide for the security of the Funds records and information, protect against anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information as well as detect and respond to internal or external security breaches. BNYM will monitor and review its procedures periodically and revise them, as necessary, to appropriately address reasonably foreseeable risks.

(s) BNYM may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM’s own bad faith, negligence or willful misconduct. In providing the services hereunder, BNYM is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM to be reliable; provided, however, that with respect to pricing and valuation services, BNYM shall provide the Funds prior written notice of the names of such service providers before utilizing any such service with respect to any Fund securities to the extent reasonably practicable under the circumstances. In providing the services hereunder, BNYM is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM to be reliable. BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNYM hereunder, provided, that such vendor was selected with reasonable care and without bad faith, negligence or willful misconduct. No such vendor shall be an agent or delegee of BNYM hereunder.

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(t) BNYM shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption. BNYM shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own bad faith, negligence or willful misconduct.

(u) To the best of its knowledge and belief without making further inquiry, BNYM represents and warrants to the Funds that the “Electronic Services Terms and Conditions” attached as Appendix I hereof are the same or substantially similar to those included in administration agreements with BNYM’s other fund clients.

7.	Compliance Services.

(a) If Schedule I contains a requirement for BNYM to provide a Fund with compliance services (including any Sub-Chapter M Services), such services shall be provided pursuant to the terms of this Section 7 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNYM and each Fund, and the results of the BNYM’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Funds. BNYM shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) Each applicable Fund will examine each Compliance Summary Report delivered to it by BNYM and notify BNYM of any error, omission or discrepancy within ten (10) business days of its receipt. Each Fund agrees to notify BNYM promptly if it fails to receive any such Compliance Summary Report, and further acknowledges that unless it notifies BNYM of any error, omission or discrepancy within ten (10) business days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if a Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the applicable Fund will notify BNYM of such condition within one business day after discovery thereof.

(c) While BNYM will endeavor to identify out-of-compliance conditions, BNYM does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the applicable Fund’s sole and exclusive remedy and BNYM’s sole liability shall be limited to re-performance by BNYM of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the applicable Fund.

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8.	Allocation of Expenses.

(a) Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Funds, including but not limited to, organizational costs and costs of maintaining the Funds’ existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Funds’ employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Funds and legal obligations relating thereto.

(b) BNYM shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses expressly permitted by the Investment Advisor to be procured for the Funds by BNYM pursuant to this Agreement. BNYM shall supply timely supporting expense documentation to the Funds if so requested and to the extent such documentation is available.

9.	Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s or any BNYM Affiliate’s own bad faith, negligence or willful misconduct. In no event shall either party be liable to the other party or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder (collectively, “Consequential Damages”), even if previously informed of the possibility of such Consequential Damages and regardless of the form of action. For the avoidance of doubt, BNYM’s fees and expenses under this Agreement do not, and shall not, constitute Consequential Damages hereunder.

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(b) Without limiting the generality of the foregoing, BNYM shall not be responsible for any loss, damage or expense suffered by any Fund arising from any one or more of the following:

(i) Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM by any third party described in Section 5 hereof or by, or on behalf of, a Fund;

(ii) Any failure by BNYM to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Shareholder; other than those failures directly caused by BNYM’s bad faith, or willful misconduct. In this context, any application or other document from a Shareholder shall not be deemed actually received by BNYM unless and until the Shareholder or an authorized agent thereof has received from BNYM (i) a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations; or (ii) subsequent correspondence or communication from BNYM clearly indicating the constructive receipt of such documentation;

(iii) Any improper use by a Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNYM in accordance with its standard of care under this Agreement;

(iv) The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by a Fund, and if the Offering Materials so indicate, the value of Net Assets per Share; or

(v) Any taxes, penalties or interest imposed upon BNYM with respect to the applicable Fund’s withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c) BNY Mellon’s liability to the Funds and any person or entity claiming through the Funds for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) due to the negligence of BNY Mellon (but not BNY Mellon’s gross negligence, bad faith or willful misconduct) shall not exceed the lesser of the fees received by BNY Mellon for services provided hereunder during the twelve (12) months immediately prior to the date of such Loss or $250,000.

(d) Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Funds of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Funds; (ii) the taxable nature or effect on the Funds or their Shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Funds to their Shareholders; or (iv) the effect under any income tax laws of the Funds making or not making any distribution, dividend payment, or election with respect thereto.

Administrative Services Agreement	Page 15 of 39

(e) Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM to be genuine or reasonably believed by BNYM to be from an Authorized Person, or upon the opinion of legal counsel for the Funds or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(f) Each Fund shall indemnify and hold harmless BNYM and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by any Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM or any BNYM Affiliate hereunder in good faith without negligence or willful misconduct or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any written opinion of legal counsel for the Funds or BNYM, or arising out of transactions or other activities of the Funds which occurred prior to the commencement of this Agreement; provided, that neither BNYM nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its own negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Funds, their successors and assigns, notwithstanding the termination of this Agreement.

10.	Compensation.

(a) For the services provided hereunder, each Fund agrees to pay BNYM such compensation as is mutually agreed in writing from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNYM in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNYM to debit such Fund’s custody account upon receipt of express authorization, which authorization shall not be unreasonably withheld, from the Investment Advisor, for all amounts due and payable hereunder. BNYM shall deliver to each Fund invoices for services rendered for approval prior to debiting such Fund’s custody account with an indication that payment will be made upon receipt of such authorization. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

Administrative Services Agreement	Page 16 of 39

(b) Each Fund hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the Investment Advisor or Sponsor in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to such Investment Advisor or Sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Fund’s Board and that, if required by applicable law, such Fund’s Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.	Term of Agreement.

(a) This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNYM giving to the Funds, or the Funds giving to BNYM, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Funds. Upon termination, other than a termination by the Funds pursuant to the succeeding Section 9(b), the Funds shall pay to BNYM (such compensation as may be due as of the date of such termination, and, in each case, the Funds shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNYM after the termination date that are expressly authorized by the Investment Advisor.

(b) This Agreement may be terminated by the Funds at any time if BNYM (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 10 days of receipt of written notice served by the Funds specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by BNYM at any time if any Fund (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 10 days of receipt of written notice served by BNYM specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c) Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(a), BNYM shall at the expense of the Funds, return to the Funds any Confidential Information provided by the Funds to BNYM pursuant to this Agreement.

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12.	Force Majeure.

Neither BNYM nor any Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Funds or BNYM, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

13.	Information Security and Business Continuity.

(a) Information Security Standards and Reviews. BNYM represents and warrants that it has in place information security standards that are reasonably designed to comply with applicable requirements set forth by its primary regulatory oversight agency or other applicable federal law. BNYM shall notify the Funds as soon as reasonably practical under the circumstances in the event of discovery of a material breach of its systems, applications, networks or sites used to provide services hereunder and, to the extent possible and available, shall advise the Funds of the efforts undertaken to correct those material breaches.

(b) Electronic Incident Reporting. For purposes hereof, “Electronic Incident” shall mean any unauthorized action by a known or unknown person which should reasonably be considered one of the following: an attack, penetration, disclosure of Confidential Information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, scan of BNYM’s systems or networks, or any other activity that materially adversely affects the services provided hereunder and/or Confidential Information related to the Funds. If an Electronic Incident which materially adversely affects the services provided hereunder and/or Confidential Information occurs, BNYM shall notify the Funds as soon as reasonably practicable under the circumstances.

(c) Business Continuity. BNYM represents and warrants that it has in place a commercially reasonable business continuity plan and disaster recovery and backup procedures that are reasonably designed to comply with applicable requirements set forth by its primary regulatory oversight agency or other applicable federal law.

(d) Upon reasonable request, BNYM shall make appropriate representatives available to the Funds to review BNYM’s standards and procedures referred to in (a) and (c) above.

14.	Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Funds.

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15.	Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Funds or BNYM without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNYM may assign all or any portion of this Agreement to any BNYM Affiliate upon ninety (90) days prior written notice to the Funds.

16.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

17.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.	No Waiver.

Each and every right granted to BNYM or the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM or the Funds to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or the Funds of any right preclude any other or future exercise thereof or the exercise of any other right.

19.	Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by BNYM in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Funds, shall be and remain the property of BNYM, and BNYM shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

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20.	Liabilities of a Fund.

The liabilities of each Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund.

21.	Notices, Electronic Communications.

(a) All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Funds, at:

c/o Grosvenor Capital Management, L.P.

900 N. Michigan Avenue

Suite 1100

Chicago, IL 60611

Facsimile: (312) 506-6888

E-mail: legal@gcmlp.com

Telephone: (312) 506-6500

Attn: Legal Department

if to BNYM, at:

BNY Mellon Alternative Investment Services

400 Bellevue Parkway

Wilmington, DE 19809

Attention: Dennis Westley

With a copy to:

The Bank of New York Mellon

101 Barclay Street, 20W

New York, N.Y. 10286

Attention: Ian G. Shaw

Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

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(b) The Funds authorizes BNYM to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM receives from any Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM receives from any Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, any Fund, its officers, counsel, accountants, auditors, prime broker and other service providers, the Board and Shareholders by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of secure email, facsimile or other secure electronic transmission. If the Fund elects to communicate with BNYM through an on-line communication system offered by BNYM, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. Subject to BNYM acting without bad faith or willful misconduct, BNYM shall not be liable to the Funds or any other person for any loss or damage suffered as a result of the Funds’ use of email, facsimile or other electronic transmission to communicate with BNYM, or the use of email, facsimile or other electronic transmission by BNYM to transmit Confidential Information or communicate with any Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications unless such loss or damage is the result of BNYM’s willful misconduct, negligence or bad faith. In the event any Instructions are given, whether upon application of BNYM or otherwise, by means of email, facsimile or other electronic transmission, BNYM is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM may rely upon the clarification of anyone purporting to be such Authorized Person. If BNYM considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, any Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person. Any Instructions received from a Shareholder in the manner set forth in this paragraph shall not be deemed actually received by BNYM unless and until the Shareholder has received from BNYM: (i) a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations; or (ii) subsequent correspondence or communication from BNYM clearly indicating the constructive receipt of such documentation.

22.	No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

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23.	Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

24.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

25.	Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

EACH FUND LISTED ON ANNEX I

By:
Name: Scott J. Lederman
Title: President

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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ANNEX I

Fund names:

Grosvenor Registered Multi-Strategy Master Fund, LLC

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

Grosvenor Registered Multi-Strategy Fund (W), LLC

GRF Domestic Sub-Fund, LLC (not registered under the 1940 Act)

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APPENDIX I

ELECTRONIC SERVICES TERMS AND CONDITIONS

1. License; Use. (a) This Appendix I shall govern the Funds’ use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to the Funds, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to Fund in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Funds’ use of the Electronic Services, the terms of this Appendix I shall control.

(b) BNYM grants to each Fund a personal, nontransferable and nonexclusive license to use the Electronic Services to which each Fund subscribes solely for the purpose of transmitting instructions and information (“Written Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Funds’ relationship with BNYM. Each Fund shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to any Fund with respect to the Electronic Services. Each Fund acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof. Each Fund further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers. The Funds shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall any Fund attempt to decompile, reverse engineer or modify the Electronic Services. The Funds may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent. The Funds may not remove any statutory copyright notice or other notice included in the Electronic Services. The Funds shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM. BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided

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solely for each Fund’s internal use, and may not be reused, disseminated or redistributed in any form. The Funds shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. BNYM’s suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) The Funds understand and agree that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to the Funds and each Fund accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2. Equipment. The Funds shall obtain and maintain at their own cost and expense all equipment and services, including but not limited to communications services, necessary for them to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3. Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Funds (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of BNYM or its suppliers. However, for the avoidance of doubt, reports generated by the Funds containing information relating to their account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.” The Funds shall keep the Information confidential by using the same care and discretion that the Funds use with respect to their own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, the Funds shall return to BNYM any and all copies of the Information which are in their possession or under their control (except that the Funds may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

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4. Modifications. BNYM reserves the right to modify the Electronic Services from time to time. The Funds agree not to modify or attempt to modify the Electronic Services without BNYM’s prior written consent. The Funds acknowledge that any modifications to the Electronic Services, whether by the Funds or BNYM and whether with or without BNYM’s consent, shall become the property of BNYM.

5. NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. THE FUNDS ACKNOWLEDGE THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.” TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE FUNDS MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6. Security; Reliance; Unauthorized Use; Funds Transfers. BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and each Fund agrees to comply with the security procedures. Each Fund understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Each Fund will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of each Fund’s use of the Electronic Services, each Fund shall return to BNYM any security devices (e.g., token cards) provided by BNYM or destroy such devices. BNYM is hereby irrevocably authorized to comply with and rely upon on Written Instructions and other communications, whether or not authorized, received by it through the Electronic Services. Each Fund acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by any Fund arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Written Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the BNYM, its affiliates, and any other

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bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7. Acknowledgments. BNYM shall acknowledge through the Electronic Services its receipt of each Written Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Written Instruction and the Funds may not claim that such Written Instruction was received by BNYM. BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8. Viruses. Each Fund agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9. Encryption. Each Fund acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. Each Fund agrees that BNYM may deactivate any encryption features at any time, without notice or liability to any Fund, for the purpose of maintaining, repairing or troubleshooting its systems.

10. On-Line Inquiry and Modification of Records. In connection with the Funds’ use of the Electronic Services, BNYM may, at any Fund’s request, permit a Fund to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information. To the extent that a Fund is granted such access, the applicable Fund agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the applicable Fund.

11. Agents. Each Fund may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on the applicable Fund’s behalf, except that the BNYM reserves the right to prohibit the applicable Fund’s use of any particular Agent for any reason. The applicable Fund shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and said Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the

Administrative Services Agreement	Page 28 of 39

Fund. Each submission of a Written Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and the BNYM may rely on the representations and warranties made herein in complying with such Written Instruction or communication. Any Written Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the applicable Fund, and the applicable Fund shall be bound thereby whether or not authorized. Each Fund may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the applicable Fund’s behalf. Upon cessation of any such Agent’s services, the applicable Fund shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.

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EXHIBIT A

The following persons, whether or not an officer or employee of the Funds, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of                     , 2013, between the Funds and BNY Mellon Investment Servicing (US) Inc. (“BNYM”).

Name	Company	Signature	Phone No.

** PLEASE SEE THE ATTACHED AUTHORIZED SIGNATORY LIST **

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SCHEDULE I

SERVICES

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable.

1. Fund Administration and Accounting Services. BNYM shall provide the following fund administration services to each Fund:

(a)	Journalize investment, capital and income and expense activities;

(b)

Verify investment buy/sell trade tickets when received from the Investment Advisor and confirmation statements received from Portfolio Funds; Reconcile confirmations received from Portfolio Funds with trade tickets received from Investment Advisor;

(c)	Maintain individual ledgers for investment securities;

(d)	Maintain historical tax lots for each security;

(e)

Based on the information available to BNYM, maintain Shareholder tax basis (commonly referred to as “Cost Basis”) for all “covered shares” issued by the Funds (as described in applicable US Treasury regulations) and prepare required annual Cost Basis reporting to the Funds’ Shareholders;

(f)	Reconcile cash with the Fund’s custodian(s);

(g)

Calculate contractual expenses, including but not limited to management, administration, servicing and distribution fees, as applicable, in accordance with the Fund’s Prospectus and Organizational Documents;

(h)

Assist with the annual audit process, including liaising with the Funds’ auditors as needed from time to time; provide account analyses, fiscal year summaries, and other audit-related information with respect to the Funds and otherwise take all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Funds;

(i)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(j)	Calculate capital gains and losses;

Administrative Services Agreement	Page 31 of 39

(k)	Determine net income;

(l)	Determine applicable foreign exchange gains and losses on payables and receivables;

(m)

In respect of any Fund investments in private investment funds (“Portfolio Funds”), obtain monthly prices from each Portfolio Fund’s administrator or portfolio manager and, if unable to obtain such valuations, notify the Fund or its designee(s). To the extent the Fund invests in securities or assets other than Portfolio Funds, obtain daily security market quotes and currency exchange rates from independent pricing sources approved by the Investment Advisor, or if such quotes or rates are unavailable, then obtain the same from the Investment Advisor, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNYM shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNYM have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(n)	Transmit or make available a copy of the portfolio valuation to the Investment Advisor as agreed upon between BNYM and the Fund;

(o)

Compute as of the last business day of each calendar month or at such other date as may be specified in the Registration Statement or decided by the Fund’s Board, the Net Assets of the Funds in accordance with the Funds’ valuation procedures approved by the Funds’ Board, which includes the valuation of underlying Fund investments based upon source documentation received by relevant third-parties or the Investment Advisor;

(p)

Allocate income, expenses, gains and losses to individual Shareholders’ capital accounts, or calculate the Net Asset Value per Share, as applicable, in accordance with the Funds’ Offering Documents and Organizational Documents;

(q)	Disseminate quotations of the value of Net Assets per Share as required by the Investment Advisor and approved by the Fund;

(r)

Prepare and maintain all customary financial and accounting books and records in accordance with generally accepted accounting principles in the appropriate form and in sufficient detail to meet such applicable securities laws requirements as reasonably directed by the Funds, support an annual independent audit of the financial condition of the Funds and perform all other accounting and clerical services necessary in connection with the administration of the Funds;

(s)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

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(t)

Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended; provided that the Fund’s investments are limited to direct investments in Portfolio Funds, and BNYM shall not otherwise be under any obligation hereunder to “look-through” the investments of any underlying investment vehicles;

(u)	Prepare monthly securities transactions listings;

(v)	Update the cash availability throughout the day as required by the Investment Advisor;

(w)	Control all disbursements and authorize such disbursements from the Fund’s account with the custodian upon written Instructions;

(x)	Record and reconcile corporate action activity and all other capital changes with the Investment Advisor;

(y)

Provide (to such person or entity as agreed between the Fund and BNYM) a sub-certification in support of certain matters set forth in the certifications required to be made by the Fund’s chief executive officer and chief financial officer as part of the Fund’s Form N-CSR and Form N-Q filings, such sub-certification to be in such form and relating to such matters as agreed between the Fund and BNYM from time to time; BNYM shall be required to provide the sub-certification only during the terms of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement; and

(z)

Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and BNYM.

2. Financial and Related Reporting. BNYM shall provide the following financial reporting services:

Financial Statement Preparation & Review

•	Prepare a Fund’s annual and semi-annual shareholder reports in accordance with U.S. GAAP for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare a Fund’s quarterly schedule of portfolio holdings for inclusion in Form N-Q;

•	Prepare, circulate and control a Fund’s financial reporting production calendar; and

•	Prepare and coordinate the EDGARIZATION and filing of a Fund’s SEC Forms N-SAR, N-CSR, N-PX (as applicable) and N-Q and with the Fund’s financial printer.

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3. Regulatory Administration Services. BNYM shall provide the following regulatory administration services:

•	Assistance and maintenance of a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

•

Assistance with the assembly and distribution of board materials (electronically or in hard copy) for four regular meetings, five committee meetings and one special meeting of the Board during any twelve month period, including the drafting of agendas and resolutions for such meetings of the Board (with final item selection being made by Fund counsel and/or a Fund officer);

•	Attend quarterly and special Board meetings and provide draft minutes thereof;

•

Prepare and coordinate the filing of annual post-effective amendments to a Fund’s Registration Statement (not including the initial Registration Statement or the addition of one or more classes of shares or series);

•	Provide requested Fund documents in the possession of BNYM in connection with an SEC request list related to an SEC examination of a Fund;

•	Administratively assist in completing fidelity bond and D&O/E&O insurance applications and coordinate the filing of the fidelity bond with the SEC;

•	Coordinate the EDGARIZATION and filing of a Fund’s Schedule TO with the SEC;

•

Assistance with the preparation of notices of one annual and one special meeting of shareholders per calendar year and proxy materials relating to such meeting and coordinate the EDGARIZATION and filing of such proxy materials with the SEC;

•	Provide such other regulatory administration services on such terms and conditions as the parties may hereto may agree in writing.

•	eBoard Book**:

•

Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as may be agreed between BNYM and a Fund.

•	38a-1 Compliance Support Services

•	Provide compliance policies and procedures related to services provided by BNYM and, if mutually agreed, specified BNYM Affiliates, summary procedures thereof and periodic certification letters.

All regulatory administration services are subject to the review and approval of fund counsel.

**	separate fee applies.

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4. Investor Services.

(a)

Act as registrar and transfer agent with respect to the Shares and, in that capacity process subscription applications, transfer instructions, redemption/repurchase requests and other applicable account maintenance requests received by a Fund with respect to its Shares and process wire instructions for subscriptions and redemptions/repurchase requests;

(b)

Maintain the register of Shareholders of the Fund and enter on such register all issues, transfers and repurchases of Shares in the Fund and provide monthly reporting to the Investment Advisor of same;

(c)	In coordination with the Fund’s accounting agent, arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund’s Organizational Documents;

(d)

Upon direction of the Fund, establish, or facilitate the establishment of, and maintain such bank, brokerage, escrow or other accounts in the name of the Fund or BNYM as may be required to accept subscription proceeds from actual or potential Shareholders and for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with bank affiliates of BNYM. The Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it;

(e)

Upon receipt of Written Instructions, print and distribute periodic reports and other information to Shareholders, including but not limited to, tender offers, proxy statements, confirmation statements, semi-annual and annual financial statements, tax reporting (including the distribution but not preparation of taxable income estimates and Schedule K-1s) and account statements;

(f)	Copy the Fund on routine correspondence sent to Shareholders as agreed between the Fund and BNYM;

(g)

Transmit or otherwise send to the Fund or its designee, to the extent practicable and feasible, requested detailed information related to the Shareholders and the Fund, including admission details, income, capital gains and losses, and performance detail;

(h)

Distribute the Fund’s Offering Materials to prospective Shareholders upon reasonable request of the Fund; provided, however, that in no instance shall BNYM have any responsibility as to whether it was appropriate or legal to provide the Offering Materials to any person, such responsibility being solely that of the Fund or its agent, nor shall BNYM’s mailing of such materials be deemed to constitute an offering, solicitation or recommendation by BNYM concerning the purchase or sale of, or any investment advice with respect to, interests in the Fund or any other security;

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(i)	Mail applicable Forms 1099-DIV and 1099-B to Fund Shareholders in consultation with the Fund’s Treasurer or other Fund designee; and

(j)

Act as the dividend disbursing agent and administrator of the Fund’s Dividend Reinvestment Plan, including the coordination of Shareholder communication to declare annual Fund distributions and coordinate with the Fund’s accounting agent and/or custodian to effect purchases of Shares in connection with the Dividend Reinvestment Plan.

5. BNYM Anti-Money Laundering Services.

(a)	Shareholder Identification and Verification:

The following information will be obtained with respect to each Shareholder:

(i)	Natural Persons

•	Full name (i.e., no initial for a first name);

•	Full residence address, including apartment number and standardized country code;

•	Nationality;

•	Occupation

•	Social security number (U.S. Persons) and a photocopy of the Shareholder’s passport or driver’s license bearing a photograph and signature to verify the Shareholder’s identity and nationality;

•	Information regarding the legal capacity in which the Shareholder is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);

•	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and

•

Identification of the source of the Shareholder’s (or, if the Shareholder is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Shareholder and the Shareholder’s account number, and (2) a statement of what transaction or business generated the funds.

(ii)	Legal Entities

•	Full legal name;

•	Type of entity;

•	Description of business;

•	Jurisdiction in which organized;

Administrative Services Agreement	Page 36 of 39

•	Registered address;

•	Business address;

•	Taxpayer Identification Number (U.S. entities) or equivalent;

•	Copy of Organizational Documents;

•	List/register of directors; and

•

Identification of the source of the Shareholder’s (or, if the Shareholder is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Shareholder and the Shareholder’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to, any of the Shareholder identification information set forth in (a) or (b) above, BNYM may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Shareholder maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Exhibit B).

BNYM’s review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Shareholder to determine if the same has been completed, but without verifying the same except as set forth above. Any inability on the part of BNYM to obtain or verify the information as set forth above shall be reported to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM from time to time) and the Investment Advisor for further disposition.

(b)	OFAC and Other Verifications

BNYM shall verify that each Shareholder is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, or (b) a senior foreign political figure, its immediate family members and close associates, or any foreign shell bank; provided that with respect to (ii)(b) hereof, BNYM’s verifications shall be based solely upon the representations (if any) made in the subscription agreement of a Fund.

If permitted by applicable law, BNYM shall promptly notify the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM from time to time) and the Investment Advisor if BNYM determines that a potential or existing investor is a potential match to the OFAC Specially-Designated Nationals List or sanctions program.

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(c)	Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Shareholder and a report of any such changes or inconsistencies shall be made promptly to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM from time to time) and the Investment Advisor for further disposition:

•	Subscription and redemption payments

•	Frequency

•	Amount

•	Geographic origin/destination

•	Account signatories

In the event that exceptions arise in the provision of customer identification procedures and OFAC screening services, BNYM shall, subject to applicable law, make a report to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM from time to time) and the Investment Advisor.

Administrative Services Agreement	Page 38 of 39

EXHIBIT B

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:	The Bank of New York Mellon

101 Barclay Street, 20W

New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.

[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.

The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

(Authorized Signature)

Name:
Title:
Date:

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